Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Todd Aydelotte – Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS RETAINS PHARMAHEALTHLABS TO FACILITATE INVESTIGATOR ADVISORY BOARD MEETING DURING 11TH BRAZILIAN MELANOMA CONFERENCE

Briefing for Approximately 15 Brazilian Melanoma Specialists in Goiania, Brazil

KNOXVILLE, TN, June 22, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced that it has retained healthcare communications company PharmaHEALTHLabs to coordinate and facilitate an Investigator Advisory Board meeting to be held during 11th Brazilian Melanoma Conference from August 13-15, 2015 in Goiania, Brazil.

The meeting will target approximately 15 key oncologists who will be attending the conference and who are active in the investigator community in Brazil for the treatment of melanoma. The purpose is to offer insight and feedback into the status of treatment of melanoma in Brazil as well as the feasibility of initiating the PV-10 Trial in Brazil.

Under the terms of the agreement, PharmaHEALTHLabs will provide a dedicated management team to handle numerous functions at which their company excels. This includes, but is not limited to, content development; overall account and project management; participant recruitment, planning and contracting; expense accounting functions; development of meeting materials; venue research and contracting; program coordination and logistics; travel and accommodations; onsite support; and meeting summary and reporting.

Peter Culpepper, CFO and COO, of Provectus said, “The 11th Brazilian Melanoma Conference is a gathering of melanoma experts from all around Brazil, a country where melanoma survival rates are lower than average, that offers us a unique opportunity to explore the possibilities of extending our melanoma research into Brazil. PharmaHealthLabs’ personnel are highly experienced in melanoma and in managing the kind of meeting we need to have with the leading investigators in the country, and we are confident that their efforts will help us quickly and clearly understand the potential of Brazil in our PV-10 development program.”

Jeff Meehan, PharmaHealthLabs Lead Oncology Advisor, said, “PharmaHealthLabs is very happy to be working with Provectus in assessing the potential of Brazil as a place for further research into PV-10 in melanoma. Putting together this kind of high level meeting on an international level requires agility as well as experience, and we believe that Provectus will be highly pleased with the quality of the information they receive.”

About PharmaHEALTHLabs

PharmaHEALTHLabs is a healthcare communications company based in Morristown, NJ that creates compelling solutions for life sciences companies.

PharmaHEALTHLabs combines insightful strategy, award-winning creative, and high impact editorial with practical know-how, ensuring each project is not only compelling and engaging, but also simple to understand and communicate. We are nimble, agile, and cutting edge. We treat every customer and every project with respect and personalization. We provide teams dedicated to a client’s business so there is a consistent point of contact that can continue to build on learnings over time. We strive to give our clients the best experience possible when dealing with a solutions agency.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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